Exhibit 4.16

AMENDMENT NUMBER 5

TO SECOND AMENDED AND RESTATED INDENTURE

THIS AMENDMENT NUMBER 5, dated as of June 29, 2010 (this “Amendment”), by and between TEXTAINER MARINE CONTAINERS LIMITED, a company organized and existing under the laws of Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”), is made to the Indenture (as defined below).

WITNESSETH:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Second Amended and Restated Indenture, dated as of May 26, 2005 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, including by Amendment Number 1, dated as of June 3, 2005, Amendment Number 2, dated as of June 8, 2006, Amendment Number 3, dated as of July 2, 2008, and Amendment Number 4, dated as of June 29, 2010, the “Indenture”);

WHEREAS, the parties desire to amend the Indenture in order to modify certain provisions of the Indenture;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned in the Indenture.

SECTION 2. Full Force and Effect. Other than as specifically modified hereby, the Indenture shall remain in full force and effect in accordance with the terms and provisions thereof and is hereby ratified and confirmed by the parties hereto.

SECTION 3. Amendments to the Indenture. Pursuant to Section 1002 of the Indenture, the Indenture is hereby amended as follows:

(a) The definition of “Contribution and Sale Agreement” in Section 101 of the Indenture is hereby amended and restated to read as follows

“Contribution and Sale Agreement: The Second Amended and Restated Contribution and Sale Agreement, dated as of June 8, 2006, among the Issuer, Textainer Limited and Fortis, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.”

(b) The definition of “Management Agreement” in Section 101 of the Indenture is hereby amended and restated to read as follows

“Management Agreement: The Fourth Amended and Restated Management Agreement, dated as of June 29, 2010, between the Manager and the

Issuer, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.”

(c) Clause (vii) of Section 801 is hereby amended and restated to read as follows:

“(vii) all of the following conditions shall have occurred: (A) a Manager Default shall have occurred and shall not have been remedied, waived or cured, (B) the Indenture Trustee (acting at the direction of the Requisite Global Majority) shall have directed the Issuer in writing, with a copy of such written direction delivered to the Manager (the “Replacement Request”), to appoint a Replacement Manager for the Terminated Managed Containers in accordance with the terms of the Management Agreement, and (C) a Replacement Manager shall not have been appointed and assumed the management of all Terminated Managed Containers pursuant to a management agreement reasonably acceptable to the Requisite Global Majority by the date which is ninety (90) days after the date on which such Manager Default initially occurred.”

(d) Clause (x) of Section 801 is hereby amended and restated to read as follows:

“(x) The earlier to occur of the following conditions or events:

(A) as of any Payment Date, an Asset Base Deficiency exists, and such condition continues unremedied for a period of ninety (90) consecutive days; or

(B) as of any date of determination, the Aggregate Principal Balance shall exceed the sum of (A) the product of (i) one hundred percent (100%) and (ii) the Aggregate Net Book Value, plus (B) the product of (i) one hundred percent (100%) and (ii) the then current balance of the Restricted Cash Account;”

(e) Clause (5) of Section 1201 is hereby amended and restated to read as follows:

“(5) The EBIT Ratio of the Issuer shall be less than 1.25:1.00;”

(f) Clause (7) of Section 1201 is hereby amended and restated to read as follows:

“(7) As of any Payment Date, the Weighted Average Age of the Eligible Container is greater than nine (9) years;”

(g) Paragraph (a) of Section 606 is hereby amended by adding the following clauses (vii) and (viii) to the end thereof:

“(vii) sales to an Affiliate of the Issuer of one or more Managed Containers which are not then classified as Eligible Containers and which are not included in the calculation of the Asset Base, so long as (x) neither an Early Amortization Event nor an Event of Default is then continuing or would result from a sale of such Managed Containers, (y) the cash sales proceeds realized by the Issuer from a sale of such Managed Containers shall equal or exceed an amount equal to the sum of the Net Book Values of all such sold Managed Containers, and (z) the sum

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of the Net Book Values of all such sold Managed Containers shall not exceed $15,000,000.

(viii) sales to an Affiliate of the Issuer of one or more Managed Containers included in the calculation of the Asset Base not otherwise addressed in clause (vii), so long as (x) neither an Early Amortization Event nor an Event of Default is then continuing or would result from a sale of such Managed Containers, (y) the cash sales proceeds realized by the Issuer from such sale of Managed Containers shall equal or exceed an amount equal to the greater of (A) the sum of the then Net Book Values of all such sold Managed Containers and (B) the sum of the then fair market values of all such sold Managed Containers, and (z) the Indenture Trustee shall have received a written confirmation from counsel to the Issuer confirming that sales shall not change the conclusions set forth in its previously delivered Opinions of Counsel regarding true sale and nonconsolidation.”

SECTION 4. Representations and Warranties. The Issuer represents and warrants as follows:

(a) Each of the representations and warranties set forth in the Indenture is true and correct in all material respects as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

(b) It is duly authorized to execute, deliver and perform its obligations set forth in this Amendment and this Amendment has been duly authorized, executed and delivered by all requisite corporate and, if required, equityholder action.

(c) The execution, delivery and performance by it of this Amendment shall not (1) result in the breach of, or constitute (alone or with notice or with the lapse of time or both) a default under, any material indenture, agreement or instrument to which it or any of its affiliates is a party or by which any of them or their property is or may be bound or (2) violate (A) any provision of law, statute, rule or regulation, or certificate or organizational documents or other constitutive documents of it, or (B) any order of any Governmental Authority.

(d) This Amendment constitutes its legal, valid and binding obligation, enforceable against it (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity).

(e) No Conversion Event, Early Amortization Event, Event of Default or Manager Default, nor any event that with the passage of time or the giving of notice or both would constitute a Conversion Event, Early Amortization Event, Event of Default or Manager Default, has occurred and is continuing.

SECTION 5. Effectiveness of Amendment.

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(a) This Amendment shall become effective, as of the date first written above, upon satisfaction of the following conditions:

(i) This Amendment shall have been duly executed and delivered by the parties hereto;

(ii) The Indenture Trustee and Ambac Assurance Corporation shall have received the Opinion of Counsel with respect to this Amendment contemplated by Section 1003 of the Indenture;

(iii) The Issuer shall have provided to the Rating Agencies, each Interest Rate Hedge Provider and each Series Enhancer a written notice setting forth in general terms the substance of this Amendment;

(iv) The Series 2010-1 Notes shall have been issued in accordance with the provisions of Section 1006 of the Indenture;

(v) The Series 2000-1 Notes and the related Series 2000-1 Supplement shall have been terminated and the commitments of all Noteholders thereunder terminated;

(vi) Each of the following documents shall have been executed and delivered by the parties thereto and shall have become effective: (A) Amendment No. 4 to the Indenture, dated as of June 29, 2010, (B) Amendment 3 to the Second Amended and Restated Contribution and Sale Agreement, dated as of June 29, 2010, and (C) the Fourth Amended and Restated Management Agreement, dated as of June 29, 2010; and

(vii) Each Series Enhancer and the Requisite Global Majority shall have consented to this Amendment.

(b) Upon its effectiveness, this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c) Upon its effectiveness, (x) this Amendment shall be a part of the Indenture, and (y) each reference in the Indenture to “this Indenture” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to the Indenture as amended or modified hereby.

(d) Each party hereto agrees and acknowledges that this Amendment constitutes a “Related Document” under the Indenture.

SECTION 6. Execution in Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. A facsimile counterpart shall be effective as an original.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTIONS 5-1401

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AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Consent to Jurisdiction. The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.

SECTION 9. No Novation. Notwithstanding that the Indenture is hereby amended by this Amendment as of the date hereof, nothing contained herein shall be deemed to cause a novation or discharge of any existing Indebtedness of the Issuer under the original Indenture or the security interest in the Collateral created thereby.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

TEXTAINER MARINE CONTAINERS LIMITED

By Continental Management Limited, its Assistant Secretary

By:	/s/ Christopher C. Morris
Name:	Christopher C. Morris
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Kristen L. Puttin
Name:	Kristen L. Puttin
Title:	Vice President

Consented and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Series 2010-1 Noteholder

By:	/s/ Daniel Miller
Name:	Daniel Miller
Title:	Managing Director

Consented and Agreed:

FORTIS BANK SA/NV, CAYMAN ISLANDS BRANCH,
as a Series 2010-1 Noteholder

By:	/s/ John W. Benton
Name: John W. Benton
Title: Senior Managing Director

By:	/s/ Alfred M. Torres
Name: Alfred M. Torres
Title: Managing Director

Consented and Agreed:

ING BANK N.V.,
as a Series 2010-1 Noteholder

By:	/s/ Mark Bekker
Name: Mark Bekker
Title: Director

By:	/s/ Ben Dijkhuizen
Name: Ben Dijkhuizen
Title: Director

Consented and Agreed:

BANK OF AMERICA, N.A.,
as a Series 2010-1 Noteholder

By:	/s/ Brendan Feeney
Name: Brendan Feeney
Title: Vice President

Consented and Agreed:

SUNTRUST BANK, N.A.,
as a Series 2010-1 Noteholder

By:	/s/ David Fournier
Name: David Fournier
Title: Vice President

Consented and Agreed:

GOTHAM FUNDING CORPORATION,
as a Series 2010-1 Noteholder

By:	/s/ John L. Fridlington
Name: John L. Fridlington
Title: Vice President

Consented and Agreed:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as a Series 2010-1 Noteholder

By:	/s/ Oliver Nisenson
Name: Oliver Nisenson
Title: Vice President

Consented and Agreed:

DVB BANK S.E.,
as a Series 2010-1 Noteholder

By:	[Signature illegible]
Name:
Title:

By:	[Signature illegible]
Name:
Title:

Consented and Agreed:

FORTIS BANK (NEDERLAND) N.V.,
as a Series 2010-1 Noteholder

By:	/s/ P.R.G. Zaman
Name: P.R.G. Zaman
Title: Global Head Aviation

By:	[Signature illegible]
Name:
Title:

Consented and Agreed as Series Enhancer for Series 2005-1:

AMBAC ASSURANCE CORPORATION

By:	/s/ Anthony Nocera
Name:	Anthony Nocera
Title:	First Vice President